Exhibit 99.1

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Rentech Nitrogen GP, LLC and Unitholders of Rentech Nitrogen Partners, L.P.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), partners’ capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rentech Nitrogen Partners, L.P. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 15, 2016

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Balance Sheets
(Amounts in thousands)

	As of December 31,
	2015	2014
ASSETS
Current assets
Cash	$15,823	$28,028
Accounts receivable	11,451	16,714
Inventories	32,116	27,736
Prepaid expenses and other current assets	5,745	4,942
Other receivables	374	357
Total current assets	65,509	77,777
Property, plant and equipment, net	152,078	259,011
Construction in progress	23,712	47,758
Other assets
Intangible assets	—	21,114
Other assets	71	341
Total other assets	71	21,455
Total assets	$241,370	$406,001
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$12,022	$14,846
Payable to general partner	4,605	3,035
Accrued liabilities	15,212	14,203
Deferred revenue	16,982	26,700
Accrued interest	4,650	4,494
Total current liabilities	53,471	63,278
Long-term liabilities
Debt	347,575	326,685
Asset retirement obligation	4,498	4,194
Other	2,092	2,953
Total long-term liabilities	354,165	333,832
Total liabilities	407,636	397,110
Commitments and contingencies (Note 10)
Partners' capital (deficit)
Common unitholders: 38,985 and 38,913 units issued and outstanding at December 31, 2015 and 2014, respectively	(166,555)	8,886
Accumulated other comprehensive income	289	5
General partner's interest	—	—
Total partners' capital (deficit)	(166,266)	8,891
Total liabilities and partners' capital (deficit)	$241,370	$406,001

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Statements of Operations
(Amounts in thousands, except per unit data)

	For the Years Ended December 31,
	2015	2014	2013
Revenues	$340,731	$334,612	$311,375
Cost of sales	239,969	274,135	240,021
Gross profit	100,762	60,477	71,354
Operating expenses
Selling, general and administrative expense	19,794	18,011	17,285
Depreciation and amortization	1,035	1,509	4,077
Pasadena asset impairment	160,622	—	—
Pasadena goodwill impairment	—	27,202	30,029
Other expense	410	542	806
Total operating expenses	181,861	47,264	52,197
Operating income (loss)	(81,099)	13,213	19,157
Other income (expense), net
Interest expense	(21,701)	(19,057)	(14,098)
Agrifos settlement	—	5,632	—
Loss on debt extinguishment	—	(635)	(6,001)
Gain on fair value adjustment to earn-out adjustment	—	—	4,920
Other income (expense), net	1,341	(197)	(6)
Total other expenses, net	(20,360)	(14,257)	(15,185)
Income (loss) before income taxes	(101,459)	(1,044)	3,972
Income tax (benefit) expense	67	18	(96)
Net income (loss)	$(101,526)	$(1,062)	$4,068
Net income (loss) per common unit allocated to common unitholders - Basic	$(2.62)	$(0.03)	$0.10
Net income (loss) per common unit allocated to common unitholders - Diluted	$(2.62)	$(0.03)	$0.10
Weighted-average units used to compute net income (loss) per common unit:
Basic	38,924	38,898	38,850
Diluted	38,924	38,898	38,945

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Net income (loss)	$(101,526)	$(1,062)	$4,068
Other comprehensive income (loss), net of tax:
Pension and postretirement plan adjustments	284	(1,304)	1,143
Other comprehensive income (loss)	284	(1,304)	1,143
Comprehensive income (loss)	$(101,242)	$(2,366)	$5,211

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Statements of Partners’ Capital (Deficit)
(Amounts in thousands)

	Number of Common Units	Common Unitholders	Accumulated Other Comprehensive Income	General Partner	Total Partners' Capital (Deficit)
Balance, December 31, 2012	38,839	$109,238	$166	$—	$109,404
Common units	50	(519)	—	—	(519)
Distributions to common unitholders - affiliates	—	(55,102)	—	—	(55,102)
Distributions to common unitholders - non-affiliates	—	(37,329)	—	—	(37,329)
Unit-based compensation expense	—	1,460	—	—	1,460
Net income	—	4,068	—	—	4,068
Other comprehensive income	—	—	1,143	—	1,143
Balance, December 31, 2013	38,889	$21,816	$1,309	$—	$23,125
Common units	83	(404)	—	—	(404)
Common units returned - Agrifos settlement	(59)	(632)	—	—	(632)
Distributions to common unitholders - affiliates	—	(7,208)	—	—	(7,208)
Distributions to common unitholders - non-affiliates	—	(4,907)	—	—	(4,907)
Unit-based compensation expense	—	1,283	—	—	1,283
Net loss	—	(1,062)	—	—	(1,062)
Other comprehensive loss	—	—	(1,304)	—	(1,304)
Balance, December 31, 2014	38,913	$8,886	$5	$—	$8,891
Common units	72	(250)	—	—	(250)
Distributions to common unitholders - affiliates	—	(44,408)	—	—	(44,408)
Distributions to common unitholders - non-affiliates	—	(30,332)	—	—	(30,332)
Unit-based compensation expense	—	1,075	—	—	1,075
Net loss	—	(101,526)	—	—	(101,526)
Other comprehensive loss	—	—	284	—	284
Balance, December 31, 2015	38,985	$(166,555)	$289	$—	$(166,266)

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(101,526)	$(1,062)	$4,068
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,943	24,257	17,312
Pasadena asset impairment	160,622	—	—
Pasadena goodwill impairment	—	27,202	30,029
Gain on sale of easement	(1,425)	—	—
Utilization of spare parts	4,220	5,398	3,778
Write-down of inventory	2,153	6,045	12,360
Non-cash interest expense	1,302	1,192	961
Loss on debt extinguishment	—	635	6,001
Unit-based compensation	1,075	1,283	1,460
Unrealized (gain) loss on natural gas derivatives	(2,438)	3,955	—
Other	999	(1,287)	1,762
Changes in operating assets and liabilities:
Accounts receivable	5,263	(9,280)	2,271
Inventories	(6,354)	(1,757)	(16,190)
Prepaid expenses and other current assets	(715)	(385)	(2,282)
Other receivables	(17)	1,870	399
Accounts payable	(2,705)	4,887	(5,289)
Accrued liabilities, accrued payroll and other	3,708	(4,847)	(6,667)
Deferred revenue	(9,717)	6,335	(9,295)
Accrued interest	90	438	3,780
Net cash provided by operating activities	79,478	64,879	44,458
Cash flows from investing activities
Capital expenditures	(38,330)	(71,663)	(90,288)
Proceeds from easement	1,425	—	—
Other items	462	(897)	(252)
Net cash used in investing activities	(36,443)	(72,560)	(90,540)
Cash flows from financing activities
Proceeds from credit facilities and term loan, net of original issue discount	19,500	15,000	15,600
Proceeds from issuance of notes	—	—	320,000
Payment of offering costs	—	—	(972)
Payments and retirement of debt	—	—	(208,890)
Payment of debt issuance costs	—	(1,236)	(8,964)
Distributions to common unitholders - affiliates	(44,408)	(7,208)	(55,102)
Distributions to common unitholders - non-affiliates	(30,332)	(4,907)	(37,329)
Net cash provided by (used in) financing activities	(55,240)	1,649	24,343
Decrease in cash	(12,205)	(6,032)	(21,739)
Cash, beginning of period	28,028	34,060	55,799
Cash, end of period	$15,823	$28,028	$34,060

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Consolidated Statements of Cash Flows—Continued
(Amounts in thousands)
For the years ended December 31, 2015, 2014 and 2013, the Partnership made certain cash payments as follows:

	For the Years Ended December 31,
	2015	2014	2013
Cash payments of interest, net of capitalized interest of $1,986 (Dec 2015), $3,077 (Dec 2014) and $3,243 (Dec 2013)	$19,642	$17,787	$9,674

Excluded from the consolidated statements of cash flows were the effects of certain non-cash investing and financing activities as follows:

	For the Years Ended December 31,
	2015	2014	2013
Purchase of property, plant, equipment and construction in progress in accounts payable and accrued liabilities	$5,883	$5,739	$10,509
Increase in asset retirement obligation	$—	$1,265	$—

See Accompanying Notes to Consolidated Financial Statements.

RENTECH NITROGEN PARTNERS, L.P.
Notes to Consolidated Financial Statements

Note 1 — Description of Business
Description of Business
Rentech Nitrogen Partners, L.P. (“RNP”, “the Partnership,” “we,” “us” or “our”) owns and operates two fertilizer facilities: our East Dubuque Facility and our Pasadena Facility. Our East Dubuque Facility is located in East Dubuque, Illinois. We produce primarily ammonia and urea ammonium nitrate solution (“UAN”) at our East Dubuque Facility, using natural gas as the facility’s primary feedstock. Our Pasadena Facility, which we acquired with the acquisition of Agrifos LLC (“Agrifos”), is located in Pasadena, Texas. We produce ammonium sulfate, ammonium thiosulfate and sulfuric acid at our Pasadena Facility, using ammonia and sulfur as the facility’s primary feedstocks.
We were formed by Rentech, Inc. (“Rentech”). Rentech Nitrogen Holdings, Inc. (“RNHI”), Rentech’s indirect wholly owned subsidiary, owns approximately 60% of the outstanding Partnership common units and Rentech Nitrogen GP, LLC (the “General Partner”), RNHI’s wholly owned subsidiary, owns 100% of the non-economic general partner interest in us.
Proposed Merger
On August 9, 2015, the Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which the Partnership and the General Partner will merge with affiliates of CVR Partners, L.P. (“CVR Partners”), and the Partnership will cease to be a public company and will become a wholly owned subsidiary of CVR Partners (the “Merger”). Upon closing of the Merger, each outstanding unit of the Partnership will be exchanged for 1.04 common units of CVR Partners and $2.57 of cash. The Merger Agreement required the Partnership to sell its Pasadena Facility to a third party as a condition to closing the Merger. The merger consideration therefore does not include any consideration attributable to the Pasadena Facility. Consummation of the Merger is subject to certain conditions, including the sale of the Pasadena Facility. The Merger Agreement includes customary termination provisions, including a provision allowing RNP to terminate the Merger Agreement in order to accept a superior proposal, as defined in the Merger Agreement, upon payment of a large termination fee. Rentech has agreed, subject to certain terms and conditions, to vote its Partnership common units, constituting approximately 60% of the outstanding common units of the Partnership in favor of the transaction. Subject to satisfaction of the closing conditions and receipt of the required approvals, the Partnership expects that the Merger will close in the first quarter of 2016.

On March 14, 2016, the Partnership completed the sale of the Pasadena Facility to Interoceanic Corporation (“IOC”). The transaction resulted in an initial cash payment to the Partnership of $5.0 million and a cash working capital adjustment, which is expected to be approximately $6.0 million, after confirmation of the amount within ninety days of the closing of the transaction. The purchase agreement also includes a milestone payment which would be paid the Partnership’s unitholders equal to 50% of the facility’s EBITDA, as defined in the purchase agreement, in excess of $8.0 million cumulatively earned over the next two years. The Partnership expects to set a record date prior to closing the pending merger between the Partnership and CVR Partners for the distribution to its unitholders of the $5.0 million initial cash payment, net of estimated transaction-related fees of approximately $0.6 million. The distribution of the cash working capital adjustment, the milestone payment and any other additional cash payments made by IOC relating to the purchase of the Pasadena Facility will be made to the Partnership’s unitholders within a reasonable time shortly after receiving such cash payments. the Partnership expects to set a separate record date immediately prior to the closing of the pending merger between the Partnership and CVR Partners for the distribution of purchase price adjustment rights representing the right to receive these additional cash payments if and to the extent made. With the sale of the Pasadena Facility, the Partnership has satisfied all of the material conditions necessary to close the Merger, which is expected to close on or about March 31, 2016.

Note 2 — Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
East Dubuque and Pasadena Policy
Revenues are recognized when customers take ownership upon shipment from the East Dubuque Facility, Pasadena Facility, East Dubuque Facility’s leased facility or Pasadena Facility’s distributors’ facilities and (i) customer assumes risk of loss, (ii) there are no uncertainties regarding customer acceptance, (iii) collection of the related receivable is probable, (iv) persuasive evidence of a sale arrangement exists and (v) the sales price is fixed or determinable. Management assesses the business environment, the customer’s financial condition, historical collection experience, accounts receivable aging and customer disputes to determine whether collectability is reasonably assured. If collectability is not considered reasonably assured at the time of sale, the Partnership does not recognize revenue until collection occurs.
Natural gas, though not typically purchased for the purpose of resale, is occasionally sold by the East Dubuque Facility when contracted quantities received are in excess of production and storage capacities, in which case the sales price is recorded in revenues and the related cost is recorded in cost of sales. Natural gas sales were $0.5 million for the year ended December 31, 2015, $6.1 million for the year ended December 31, 2014 and $3.4 million for the year ended December 31, 2013.
East Dubuque Contracts
RNLLC had a distribution agreement (the “Distribution Agreement”) with Agrium U.S.A., Inc. (“Agrium”). The Distribution Agreement was for a 10 year period, subject to renewal options. Pursuant to the Distribution Agreement, Agrium was obligated to use commercially reasonable efforts to promote the sale of, and solicit and secure orders from its customers for nitrogen fertilizer products manufactured at the East Dubuque Facility, and to purchase from RNLLC nitrogen fertilizer products manufactured at the facility for prices to be negotiated in good faith from time to time. Under the Distribution Agreement, Agrium was appointed as the exclusive distributor for the sale, purchase and resale of nitrogen products manufactured at the East Dubuque Facility. Sale terms were negotiated and approved by RNLLC. Agrium bore the credit risk on products sold through Agrium pursuant to the Distribution Agreement. If an agreement was not reached on the terms and conditions of any proposed Agrium sale transaction, RNLLC had the right to sell to third parties provided the sale was on the same timetable and volumes and at a price not lower than the one proposed by Agrium. For the years ended December 31, 2015, 2014 and 2013, the Distribution Agreement accounted for 65% or more of net revenues from product sales for the East Dubuque Facility. Receivables from Agrium accounted for 44% and 36% of the total accounts receivable balance of the East Dubuque Facility as of December 31, 2015 and 2014, respectively. RNLLC terminated the Distribution Agreement as of December 31, 2015. RNLLC will now sell directly to its customers.
RNP negotiated sales with other customers and these transactions were not subject to the terms of the Distribution Agreement.
Under the Distribution Agreement, the East Dubuque Facility paid commissions to Agrium not to exceed $5 million during each contract year on applicable gross sales during the first 10 years of the agreement. The effective commission rate for the year ended December 31, 2015 was 3.9%, for the year ended December 31, 2014 was 3.4% and 3.6% for the year ended December 31, 2013. The commission expense was recorded in cost of sales for all periods.
Pasadena Contracts
We sell substantially all of our Pasadena Facility’s products through marketing and distribution agreements. Pursuant to an exclusive marketing agreement we have entered into with IOC, IOC has the exclusive right and obligation to market and sell all of our Pasadena Facility’s ammonium sulfate product. Under the marketing agreement, IOC is required to use commercially reasonable efforts to market the product to obtain the most advantageous price. We compensate IOC for transportation and storage costs relating to the ammonium sulfate product it markets through the pricing structure under the marketing agreement. The marketing agreement has a term that ends December 31, 2016, but automatically renews for subsequent one-year periods (unless either party delivers a termination notice to the other party at least 210 days prior to an automatic renewal). The marketing agreement may be terminated prior to its stated term for specified causes. During the years ended December 31, 2015, 2014 and 2013, the marketing agreement with IOC accounted for 80% or more of our Pasadena Facility’s total revenues. In addition, we have an arrangement with IOC that permits us to store approximately 60,000 tons of ammonium sulfate at IOC-

controlled terminals, which are located near end customers of our Pasadena Facility’s ammonium sulfate. This arrangement currently is not governed by a written contract. We also have marketing and distribution agreements to sell other products that automatically renew for successive one year periods.
Deferred Revenue
A significant portion of the revenue recognized during any period may be related to prepaid contracts or products stored at IOC facilities, for which cash was collected during an earlier period, with the result that a significant portion of revenue recognized during a period may not generate cash receipts during that period. As of December 31, 2015 and 2014, deferred revenue was $17.0 million and $26.7 million, respectively. At the East Dubuque Facility, we record a liability for deferred revenue to the extent that payment has been received under prepaid contracts, which create obligations for delivery of product within a specified period of time in the future. The terms of these prepaid contracts require payment in advance of delivery. At the Pasadena Facility, IOC pre-pays a portion of the sales price for shipments received into its storage facilities. The Partnership recognizes revenue related to the prepaid contracts or products stored at IOC facilities and relieves the liability for deferred revenue when products are shipped (including shipments to end customers from IOC facilities).
Cost of Sales
Cost of sales are comprised of manufacturing costs related to the Partnership’s fertilizer products. Cost of sales expenses include direct materials (such as natural gas, ammonia, sulfur and sulfuric acid), direct labor, indirect labor, employee fringe benefits, depreciation on plant machinery, electricity and other costs, including shipping and handling charges incurred to transport products sold.
The Partnership enters into short-term contracts to purchase physical supplies of natural gas in fixed quantities at both fixed and indexed prices. The Partnership anticipates that it will physically receive the contract quantities and use them in the production of fertilizer. The Partnership believes it is probable that the counterparties will fulfill their contractual obligations when executing these contracts. Natural gas purchases, including the cost of transportation to the East Dubuque Facility, are recorded at the point of delivery into the pipeline system.
Accounting for Derivative Instruments
Accounting guidance establishes accounting and reporting requirements for derivative instruments and hedging activities. This guidance requires recognition of all derivative instruments as assets or liabilities on the Partnership’s consolidated balance sheets and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. The Partnership currently does not designate any of its derivatives as hedges for financial accounting purposes. Gains and losses on derivative instruments not designated as hedges are currently included in cost of product sales on our statement of operations and reported under cash flows from operating activities.
Cash
Cash and cash equivalents consist of cash on hand with original maturities of three months or less. The Partnership has checking accounts with major financial institutions. At times balances with these financial institutions may be in excess of federally insured limits.
Accounts and Other Receivables
Trade receivables are recorded at net realizable value. The allowance for doubtful accounts reflects the Partnership’s best estimate of probable losses inherent in the accounts receivable balance. The Partnership determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The Partnership reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance has been recorded as of December 31, 2015 and 2014.
Inventories
Inventories consist of raw materials and finished goods. The primary raw material used by the East Dubuque Facility in the production of its nitrogen products is natural gas. The primary raw materials used by the Pasadena Facility in the production of its products are ammonia and sulfur. Raw materials also include certain chemicals used in the manufacturing process.

Finished goods include the products stored at each plant that are ready for shipment along with any inventory that may be stored at remote facilities.
Inventories on the balance sheets included depreciation in the amount of $2.2 million at December 31, 2015 and $2.1 million at December 31, 2014.Inventories are stated at the lower of cost or estimated net realizable value. The cost of inventories is determined using the first-in first-out method. The estimated net realizable value is based on customer orders, market trends and historical pricing. On at least a quarterly basis, the Partnership performs an analysis of its inventory balances to determine if the carrying amount of inventories exceeds its net realizable value. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value. See Note 6 — Inventories for amounts written down during the periods. During turnarounds at the East Dubuque and Pasadena Facilities, the Partnership allocates fixed production overhead costs to inventory based on the normal capacity of its production facilities and unallocated overhead costs are recognized as expense in the period incurred.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, except for platinum catalyst, as follows:

Type of Asset	Estimated Useful Life
Building and building improvements	20 - 40 years
Land improvements	10 - 20 years
Machinery and equipment	7 - 10 years
Furniture, fixtures and office equipment	5 - 10 years
Computer equipment and software	3 - 5 years
Vehicles	3 - 5 years
Ammonia catalyst	3 - 10 years
Platinum catalyst	Based on units of production

Expenditures during turnarounds or at other times for improving, replacing or adding to RNP’s assets are capitalized. Expenditures for the acquisition, construction or development of new assets to maintain RNP’s operating capacity, or to comply with environmental, health, safety or other regulations, are also capitalized. Costs of general maintenance and repairs are expensed.
When property, plant and equipment is retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operating expenses.
Spare parts are maintained by each facility to reduce the length of possible interruptions in plant operations from an infrastructure breakdown at the facility. The spare parts may be held for use for years before the spare parts are used. As a result, they are capitalized as a fixed asset at cost. When spare parts are utilized, the book values of the assets are charged to earnings as a cost of production. Periodically, the spare parts are evaluated for obsolescence and impairment and if the value of the spare parts is impaired, it is charged against earnings.
Long-lived assets and construction in progress are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset’s fair value.
The Partnership capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll costs for employees devoting time to software implementation projects. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.
The Partnership has recorded asset retirement obligations (“AROs”) related to future costs associated with (i) the removal of contaminated material at the former phosphorous plant at the Pasadena Facility and (ii) disposal of asbestos at the East Dubuque Facility. The fair value of a liability for an ARO is recorded in the period in which it is incurred and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to operating expense and the capitalized cost is depreciated over the remaining useful life of the asset. The liability was $4.5 million at December 31, 2015 and $4.2 million at December 31, 2014.

A reconciliation of the change in the carrying value of the AROs is as follows:

Balance at December 31, 2014	$4,194
Accretion expense	305
Liabilities settled in current period	(1)
Balance at December 31, 2015	$4,498
Construction in Progress
We also capitalize costs for improvements to the existing machinery and equipment at our facilities and certain costs associated with our information technology initiatives. We do not depreciate construction in progress costs until the underlying assets are placed into service.
Acquisition Method of Accounting
The Partnership accounts for business combinations using the acquisition method of accounting, which requires, among other things, that assets acquired, liabilities assumed and earn-out consideration be recognized at their fair values as of the acquisition date.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. The Partnership tests goodwill for impairment annually, or more often if an event or circumstance indicates that an impairment may have occurred. The analysis of the potential impairment of goodwill is a two-step process. Step one of the impairment test consists of comparing the fair value of the reporting unit with the aggregate carrying value, including goodwill. If the carrying value of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment.
There are significant assumptions involved in performing a goodwill impairment test, which include discount rates, terminal growth rates, future sales prices of end products, raw material costs, and sales volumes. The various valuation methods used (income approach, replacement cost and market approach) are weighted in determining fair value. See “Note 8 — Goodwill.”
Intangible Assets
Intangible assets arose in conjunction with the Agrifos Acquisition (See Note 3 — Agrifos Acquisition) and consist of technology to produce ammonium sulfate and the Pasadena Facility’s marketing agreement with IOC. The Partnership assesses the realizable value of finite-lived intangible assets for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of its assets, the Partnership makes assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. As applicable, the Partnership makes assumptions regarding the useful lives of the assets. During 2015, the Partnership wrote off its intangible assets as a result of its impairment test (See Note 7 — Property, Plant and Equipment).
Intangible assets consist of the following at December 31, 2014:

		As of December 31, 2014
	Average Life (Years)	Gross Amount	Accumulated Amortization	Net Carrying Amount
		(in thousands)
Technologies to produce fertilizers	20	$23,680	$(2,566)	$21,114
Fertilizer marketing agreements	1.5	3,088	(3,088)	—
Intangibles		$26,768	$(5,654)	$21,114

Income Taxes
We are not a taxable entity for federal income tax purposes. As such, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of operations, is includable in the federal income tax returns of each partner. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes in us.
Net Income Per Common Unit
The Partnership’s net income is allocated wholly to the common unitholders since the General Partner has a non-economic interest.
Basic income per common unit allocated to common unitholders is calculated by dividing net income allocated to common unitholders by the weighted average number of common units outstanding for the period. Diluted net income per common unit allocated to common unitholders is calculated by dividing net income allocated to common unitholders by the weighted average number of common units outstanding plus the dilutive effect, calculated using the “treasury stock” method for the unvested phantom units. Phantom units are settled for common units upon vesting and are issued in tandem with distribution rights during the vesting period.
Comprehensive Income (Loss)
Comprehensive income (loss) includes all changes in partners’ capital during the period from non-owner sources. To date, accumulated other comprehensive income (loss) is comprised of adjustments to the defined benefit pension plans and the postretirement benefit plan.
Quarterly Distributions of Available Cash
The Partnership’s policy is generally to distribute all of the cash available for distribution that it generates each quarter, which could materially affect the Partnership’s liquidity and limit its ability to grow. Cash distributions for each quarter will be determined by the board of directors (the “Board”) of the General Partner following the end of each quarter. Cash available for distribution for each quarter will generally be calculated as the cash it generates during the quarter, less cash needed for maintenance capital expenditures not funded by capital proceeds, debt service and other contractual obligations, and any increases in cash reserves for future operating or capital needs that the Board of the General Partner deems necessary or appropriate. Increases or decreases in such reserves may be determined at any time by the Board of the General Partner as it considers, among other things, the cash flows or cash needs expected in approaching periods. The Partnership does not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in its quarterly distribution, nor does it intend to incur debt to pay quarterly distributions. As a result of its quarterly distributions, the Partnership’s liquidity may be significantly affected. However, the partnership agreement does not require it to pay cash distributions on a quarterly or other basis, and the Partnership may change its distribution policy at any time and from time to time. Any distributions made by the Partnership to its unitholders will be done on a pro rata basis. Additionally, the Merger Agreement permits the Partnership to make distributions of cash available for distribution calculated in accordance with the Merger Agreement, which generally requires the calculation to be consistent with its historical practice.
Related Parties
The Partnership, the General Partner and Rentech have entered into a services agreement, pursuant to which the Partnership and the General Partner obtain certain management and other services from Rentech. Under the services agreement, the Partnership, its subsidiaries and the General Partner are obligated to reimburse Rentech for (i) all costs, excluding share-based compensation, incurred by Rentech or its affiliates in connection with the employment of its employees who are seconded to the Partnership and who provide the Partnership services under the agreement on a full-time basis; (ii) a prorated share of costs, excluding share-based compensation, incurred by Rentech or its affiliates in connection with the employment of its employees, excluding seconded personnel, who provide the Partnership services under the agreement on a part-time basis, with such prorated share determined by Rentech on a commercially reasonable basis, based on the estimated percent of total working time that such personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, in accordance with the agreement, including office costs, services by outside vendors, other general and administrative costs; and (iv) any taxes (other than income taxes, gross receipt taxes and similar taxes) incurred by Rentech or its affiliates for the services provided under the agreement. In accordance with the services agreement, Rentech billed the Partnership $12.6 million for the year ended December 31, 2015, $8.6 million for the year ended December 31, 2014, and $18.6 million for the year ended December 31, 2013.
Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued guidance that provides a narrower definition of discontinued operations than under previous guidance. It requires that only disposals of components of an entity (or groups of components) that represent a strategic shift that has or will have a major effect on the reporting entity’s operations are to be reported in the financial statements as discontinued operations. It also provides guidance on the financial statement presentations and disclosures of discontinued operations. This guidance is effective prospectively for disposals of (or classifications of held-for-sale) components of an entity that occur in annual or interim periods beginning after December 15, 2014. The impact of this guidance is dependent on whether or not future disposals occur.
In May 2014, the Financial Accounting Standards Board (the “FASB”) issued guidance that will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets. In August 2015, the FASB approved a one-year deferral of the effective date making the guidance effective for interim and annual reporting periods beginning after December 15, 2017. In addition, the FASB will continue to permit entities to early adopt the guidance for annual periods beginning on or after December 15, 2016. The Partnership is evaluating the provisions of this guidance and the potential impact, if any, on its consolidated financial position, results of operations and disclosures.
In June 2014, the FASB issued guidance on accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Partnership does not expect the adoption of this guidance to have any impact on its consolidated financial position, results of operations or disclosures.
In August 2014, the FASB issued guidance on presentation of financial statements – going concern, which applies to all companies. It requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Partnership is evaluating the provisions of this guidance and the potential impact, if any, on its consolidated financial position, results of operations and disclosures.
In January 2015, the FASB issued guidance, which eliminates the concept of extraordinary items. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Partnership does not expect the adoption of this guidance to have any impact on its consolidated financial position, results of operations or disclosures.
In April 2015, the FASB issued guidance, which would require that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. As early adoption of the guidance is permitted, the Partnership has elected to implement the guidance in this report. As of December 31, 2015 and 2014, the Partnership had $6.9 million and $8.3 million, respectively, of debt issuance costs that were reclassified from assets to liabilities under this guidance.
In April 2015, the FASB issued guidance that will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. This guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. The Partnership does not expect the adoption of this guidance to have any impact on its consolidated financial position, results of operations or disclosures.
In July 2015, the FASB issued guidance that replaces the current lower of cost or market method of measurement for inventory with a lower of cost and net realizable value measurement. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The Partnership does not expect the adoption of this guidance to have a material impact on its consolidated financial position, results of operations or disclosures.
In February 2016, the FASB issued an update to its guidance on lease accounting. This update revises accounting for operating leases by a lessee, among other changes, and requires a lessee to recognize a liability to make lease payments and an asset representing its right to use the underlying asset for the lease term in the balance sheet. The distinction between finance and operating leases has not changed and the update does not significantly change the effect of finance and operating leases on the statement of operations. The new guidance is effective for the first interim and annual periods beginning after December 15, 2018, with early adoption permitted. At adoption, this update will be applied using a modified retrospective approach. The Partnership is currently assessing the impact of adoption of this standard on our consolidated financial statements.

Note 3 — Agrifos Acquisition
On November 1, 2012, the Partnership acquired all of the membership interests of Agrifos, pursuant to a Membership Interest Purchase Agreement (the “Agrifos Purchase Agreement”). The purchase price for Agrifos and its subsidiaries consisted of an initial purchase price of $136.3 million in cash, less working capital adjustments, and $20.0 million in common units representing limited partnership interests in the Partnership (the “Common Units”), as well as potential earn-out consideration of up to $50.0 million to be paid in Common Units or cash at the Partnership’s option based on the amount by which the two-year Adjusted EBITDA, as defined in the Agrifos Purchase Agreement, of the Pasadena Facility exceeded certain thresholds. The Partnership deposited with an escrow agent in several escrow accounts a portion of the initial consideration consisting of an aggregate of $7.25 million in cash, and 323,276 Common Units, to satisfy certain indemnity claims.
The fair value of earn-out consideration was determined based on the Partnership’s analysis of various scenarios involving the achievement of certain levels of Adjusted EBITDA, as defined in the Agrifos Purchase Agreement, over a two-year period. The scenarios, which included a weighted probability factor, involved assumptions relating to the market prices of the Partnership’s products and feedstocks, as well as product profitability and production. The earn-out consideration was measured at each reporting date with changes in its fair value recognized in the consolidated statements of income. For the year ended December 31, 2013, the fair value of the liability decreased by approximately $4.9 million. At December 31, 2013, the fair value of the potential earn-out consideration relating to the Agrifos Acquisition was $0.
In October 2014, the Partnership reached an agreement to settle all existing and future indemnity claims it may have under the Agrifos Purchase Agreement. The parties agreed to distribute $5.0 million of cash and 59,186 Common Units to the Partnership held in escrow. The remaining $0.9 million of cash and 264,090 Common Units held in escrow were released to the seller of Agrifos. No earn-out consideration was earned. During the year ended December 31, 2014, the Partnership recognized income from the Agrifos settlement of $5.6 million.

Note 4 — Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Partnership makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Partnership and its counterparties is incorporated in the valuation of assets and liabilities. The Partnership believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
Accounting guidance provides for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment in considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Partnership classifies fair value balances based on the fair value hierarchy, defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair values of cash, receivables, deposits, other current assets, accounts payable, accrued liabilities and other current liabilities were assumed to approximate carrying value since they are short term and can be settled on demand.
The following table presents the fair value and carrying value of the Partnership’s borrowings as of December 31, 2015.

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
	(in thousands)
Liabilities
Notes	$310,400	$—	$—	$313,934
GE Credit Agreement	—	34,500	—	33,641
The following table presents the fair value and carrying value of the Partnership’s borrowings as of December 31, 2014.

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
	(in thousands)
Liabilities
Notes	$310,202	$—	$—	$312,785
GE Credit Agreement	—	15,000	—	13,900

Notes
The Notes, as defined in “Note 9 – Debt”, are deemed to be Level 1 financial instruments because there is an active market for such debt. The fair value of such debt was determined based on market prices.
GE Credit Agreement
The GE Credit Agreement, as defined in “Note 9 — Debt”, is deemed to be a Level 2 financial instrument because the measurement is based on observable market data. It is concluded that the carrying value of the GE Credit Agreement approximates the fair value of such loan as of December 31, 2015 and 2014 based on its floating interest rate and the Company’s assessment that the fixed-rate margin is still at market.
The levels within the fair value hierarchy at which the Partnership’s financial instruments have been evaluated have not changed for any of the Partnership’s financial instruments during the years ended December 31, 2015 and 2014.

Note 5 — Derivative Instruments
Forward Natural Gas Contracts
The Partnership uses commodity-based derivatives to minimize its exposure to the fluctuations in natural gas prices. The Partnership recognizes the unrealized gains or losses related to the commodity-based derivative instruments in its consolidated financial statements. The Partnership does not have any master netting agreements or collateral relating to these derivatives.
Our East Dubuque Facility enters into forward natural gas purchase contracts to reduce its exposure to the fluctuations in natural gas prices. The forward natural gas contracts are deemed to be Level 2 financial instruments because the measurement is based on observable market data. The fair value of such contracts had been determined based on market prices. Gain or loss associated with forward natural gas contracts is recorded in cost of sales on the consolidated statements of operations. The amount of unrealized gain (loss) recorded was $2.4 million for the year ended December 31, 2015 and $(4.0) million for the year ended December 31, 2014. These forward natural gas contracts are recorded in accrued liabilities on the consolidated balance sheets.

	As of December 31,
	2015	2014
	Current Liabilities
	(in thousands)
Forward natural gas contracts:
Gross amounts recognized	$1,517	$3,955
Gross amounts offset in consolidated balance sheets	—	—
Net amounts presented in the consolidated balance sheets	$1,517	$3,955

The following table presents the financial instruments that were accounted for at fair value by level as of December 31, 2015 and 2014.

	Level 1	Level 2	Level 3
	(in thousands)
Liabilities
Forward natural gas contracts - December 31, 2015	$—	$1,517	$—
Forward natural gas contracts - December 31, 2014	—	3,955	—
Interest Rate Swaps
In 2012, RNLLC entered into two forward starting interest rate swaps in notional amounts which covered a portion of its outstanding borrowings. The interest rate swaps were deemed to be Level 2 financial instruments because the measurements were based on observable market data. The Partnership used a standard swap contract valuation method to value its interest rate derivatives, and the inputs it used for present value discounting included forward one-month and three-month LIBOR rates, risk-free interest rates and an estimate of credit risk. The change in fair value was recorded in other expense, net on the consolidated statement of operations. The realized loss represents the cash payments required under the interest rate swaps.
Net gain (loss) on interest rate swaps:

For the Year Ended
December 31,
2013
(in thousands)
Realized loss	$(24)
Unrealized gain	17
Total net loss on interest rate swaps	$(7)

During the year ended December 31, 2013, the Partnership paid $0.9 million to terminate the interest rate swaps as described above.

Note 6 — Inventories
Inventories consisted of the following:

	As of
	December 31, 2015	December 31, 2014
	(in thousands)
Finished goods	$29,426	$24,097
Raw materials	2,463	3,493
Other	227	146
Total inventory	$32,116	$27,736

During the year ended December 31, 2015, the Partnership wrote down the value of the Pasadena Facility’s ammonium sulfate inventory by $2.2 million to estimated net realizable value. During the year ended December 31, 2014, the Partnership wrote down the value of the Pasadena Facility’s ammonium sulfate inventory by $6.0 million to estimated net realizable value. The write-downs were reflected in cost of goods sold for the applicable periods.

Note 7 — Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	As of
	December 31, 2015	December 31, 2014
	(in thousands)
Land and land improvements	$2,469	$23,184
Buildings and building improvements	12,126	29,747
Machinery and equipment	229,456	290,140
Furniture, fixtures and office equipment	142	316
Computer equipment and computer software	3,071	3,312
Vehicles	181	186
Other	219	1,476
	247,664	348,361
Less: Accumulated depreciation	(95,586)	(89,350)
Total property, plant and equipment, net	$152,078	$259,011
After the Partnership launched and pursued its process to evaluate strategic alternatives, management determined that it was more likely than not that the Pasadena Facility would be sold or otherwise disposed of before the end of its previously estimated economic useful life. Although the Pasadena Facility was sold, held-for-sale accounting criteria was not met as management did not have the authority to commit to, and did not commit to, a plan of sale as of December 31, 2015. Because there was a likelihood that the Pasadena Facility was to be sold or otherwise disposed of before the end of its previously estimated useful life the Partnership performed impairment tests in 2015. During 2015, the Company updated forecasts of operating cash flows, assessed indications of interest from potential buyers, and updated its estimates of the probabilities of each scenario for the Pasadena Facility. Based on the results of the impairment tests, management concluded the Pasadena Facility’s carrying value was no longer recoverable and wrote the associated assets down by $160.6 million to their estimated fair values in 2015. The impairments reduced property, plant and equipment by $140.1 million and intangible assets, consisting of technology acquired in the acquisition of the Pasadena Facility, by $20.5 million. Fair value was based on probability weighting various cash flow scenarios using Level 3 inputs, under the applicable accounting guidance. The cash flow scenarios were based on market participant assumptions and indications of value from potential buyers of the Pasadena Facility.
During the year ended December 31, 2015, the Partnership received a one-time easement payment of $1.4 million to allow an adjacent property owner to construct some pipelines under the Pasadena Facility.
The construction in progress balance at December 31, 2015 was $23.7 million, which includes $0.7 million of capitalized interest costs. The construction in progress balance represents primarily the costs associated with the ammonia synthesis converter project at the East Dubuque Facility. The construction in progress balance at December 31, 2014 was $47.8 million, which includes $1.7 million of capitalized interest costs. The construction in progress balance represents primarily the costs associated with the power generation project at the Pasadena Facility.

Note 8 — Goodwill
A reconciliation of the change in the carrying value of goodwill is as follows (in thousands):

Balance at December 31, 2013 - Pasadena	$27,202
Goodwill impairment - Pasadena	(27,202)
Balance at December 31, 2014 - Pasadena	—
Goodwill impairment - Pasadena	—
Balance at December 31, 2015	$—

The goodwill resulting from the Agrifos Acquisition is amortizable for tax purposes.
The Partnership tests goodwill assets for impairment annually, or more often if an event or circumstances indicate an impairment may have occurred.
Management considered the inventory impairments, negative gross margins and negative EBITDA in 2014 and 2013, as well as revised cash flow projections, all taken together, as indicators that a potential impairment of the goodwill related to the

Pasadena Facility may have occurred. Factors that affect cash flow include, but are not limited to: product prices; product sales volumes; feedstock prices, labor, maintenance, and other operating costs; required capital expenditures; and plant productivity.
Cash flow projections decreased primarily because of a decline in forecasted product margins. The reduction of prices in the forecast was the result of an evaluation of many factors, including deterioration in reported margins. A global decline in nitrogen prices, along with higher exports of ammonium sulfate from China, put downward pressure on ammonium sulfate prices. The additional supplies from China originate from new plants that produce ammonium sulfate as a by-product of manufacturing caprolactam. Raw material prices for ammonia and sulfur, key inputs for ammonium sulfate, had increased significantly during 2014. Global ammonia supplies were tight, supported by production issues in Egypt, Algeria, Trinidad and Qatar, as well as political issues in Libya and Ukraine.
The analysis of the potential impairment of goodwill is a two-step process. Step one of the impairment test consists of comparing the fair value of the reporting unit with the aggregate carrying value, including goodwill. If the carrying value of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment. Step one of the goodwill impairment test involves a high degree of judgment and consists of a comparison of the fair value of a reporting unit with its book value. The fair value of the Pasadena reporting unit was based upon various assumptions and was based primarily on the discounted cash flows that the business could be expected to generate in the future (the “Income Approach”). The Income Approach valuation method required management to make projections of revenue and costs over a multi-year period. Additionally, the Partnership made an estimate of a weighted average cost of capital that a market participant would use as a discount rate. The Partnership also considered other valuation methods including the replacement cost and market approach. Based upon its analysis of the fair value of the Pasadena reporting unit, the Partnership believed it was probable that the Pasadena reporting unit had a carrying value in excess of its fair value in 2014 and 2013. The inputs utilized in the analyses were classified as Level 3 inputs within the fair value hierarchy as defined in accounting guidance.
Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill. The estimated difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill. The valuation of assets and liabilities in step two is performed only for purposes of assessing goodwill for impairment and the Partnership did not adjust the net book value of the assets and liabilities on its consolidated balance sheets other than goodwill as a result of this process. Completion of step two of the goodwill impairment test indicated a $27.2 million residual value at December 31, 2013 and no remaining residual value of goodwill at December 31, 2014. This resulted in the Partnership recording impairment charges of $27.2 million and $30.0 million during the years ended December 31, 2014 and 2013, respectively, which was primarily the result of a decrease in the implied fair value of the Pasadena reporting unit. A deterioration in projected cash flows and an increase in the rate used to discount such cash flows contributed to the decreases in 2014 and 2013. In addition, the implied residual value of goodwill decreased because of an increase in the amount of invested capital at the Pasadena Facility, which primarily was the result of capital expenditures for the power generation project and expenditures to replace the sulfuric acid converter. The Partnership also considered the realizability of long-lived assets and intangible assets at December 31, 2014 and noted that no impairment of such assets was required.

Note 9 — Debt
The Partnership’s borrowings at December 31, 2015 and 2014 are summarized below. Debt premium, discount and issuance expenses incurred in connection with financing are deferred and amortized on a straight line basis.
Notes Offering
On April 12, 2013, the Partnership and Rentech Nitrogen Finance Corporation, a wholly owned subsidiary of the Partnership (“Finance Corporation” and collectively with the Partnership, the “Issuers”), issued $320.0 million of 6.5% second lien senior secured notes due 2021 (the “Notes”) to qualified institutional buyers and non-United States persons in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes bear interest at a rate of 6.5% per year, payable semi-annually in arrears on April 15 and October 15 of each year. The Notes will mature on April 15, 2021, unless repurchased or redeemed earlier in accordance with their terms. The Partnership used part of the net proceeds from the offering to repay in full and terminate a credit agreement entered into in October 2012 (“the 2012 Credit Agreement”) and related interest rate swaps, and used the remaining proceeds to pay for expenditures related to its expansion projects and for general partnership purposes. The payoff of the 2012 Credit Agreement resulted in a loss on debt extinguishment, for the year ended December 31, 2013, of $6.0 million.

The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Partnership’s existing domestic subsidiaries, other than Finance Corporation. In addition, the Notes and the guarantees thereof are collateralized by a second priority lien on substantially all of the Partnership’s and the guarantors’ assets, subject to permitted liens.
The Issuers may redeem some or all of the Notes at any time prior to April 15, 2016 at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make whole” premium, and accrued and unpaid interest, if any, to the date of redemption. At any time prior to April 15, 2016, the Partnership may also, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued with the net proceeds of certain equity offerings at 106.5% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption. On or after April 15, 2016, the Partnership may redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest, if any, to the redemption date.
Credit Agreement
On April 12, 2013, the Partnership and Finance Corporation entered into a credit agreement (the “Credit Agreement”). The Credit Agreement consisted of a $35.0 million senior secured revolving credit facility. The Credit Agreement was terminated on July 22, 2014 and replaced with the GE Credit Agreement (defined below). The termination of the Credit Agreement resulted in a loss on debt extinguishment of $0.6 million for the year ended December 31, 2014.
GE Credit Agreement
On July 22, 2014, the Partnership replaced the Credit Agreement by entering into a new credit agreement (the “GE Credit Agreement”) by and among the Partnership and Finance Corporation as borrowers (the “GE Borrowers”), certain subsidiaries of the Partnership, as guarantors, General Electric Capital Corporation, for itself as agent for the lenders party thereto, the other financial institutions party thereto, and GE Capital Markets, Inc., as sole lead arranger and bookrunner.
The GE Credit Agreement consists of a $50.0 million senior secured revolving credit facility (the “GE Credit Facility”) with a $10.0 million letter of credit sublimit. At December 31, 2015, a letter of credit had been issued, but not drawn upon, in the amount of $1.4 million. The Partnership expects that the GE Credit Agreement will be used to fund growth projects, working capital needs, letters of credit and for other general partnership purposes.
Borrowings under the GE Credit Agreement bear interest at a rate equal to an applicable margin plus, at the GE Borrowers’ option, either (a) in the case of base rate borrowings, a rate equal to the highest of (1) the prime rate, (2) the federal funds rate plus 0.5% or (3) LIBOR for an interest period of one month plus 1.00% or (b) in the case of LIBOR borrowings, the offered rate per annum for deposits of dollars for the applicable interest period on the day that is two business days prior to the first day of such interest period. The applicable margin for borrowings under the GE Credit Agreement is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.
The GE Borrowers are required to pay a fee to the lenders under the GE Credit Agreement on the average undrawn available portion of the GE Credit Facility at a rate equal to 0.50% per annum. If letters of credit are issued, the GE Borrowers will also pay a fee to the lenders under the GE Credit Agreement at a rate equal to the product of the average daily undrawn face amount of all letters of credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the applicable margin with respect to LIBOR borrowings. The GE Borrowers are also required to pay customary letter of credit fees on issued letters of credit. In the event the GE Borrowers reduce or terminate the commitments under the GE Credit Facility on or prior to the 18-month anniversary of the closing date, the GE Borrowers shall pay a prepayment fee equal to 1.0% of the amount of the commitment reduction.
The GE Credit Agreement terminates on July 22, 2019. The GE Borrowers may voluntarily prepay their utilization and/or permanently cancel all or part of the available commitments under the GE Credit Agreement in minimum increments of $5.0 million (subject to the prepayment fee described above). Amounts repaid may be reborrowed. Borrowings under the GE Credit Agreement are subject to mandatory prepayment under certain circumstances, with customary exceptions, from the proceeds of permitted dispositions of assets and from certain insurance and condemnation proceeds.
RNLLC, RNPLLC and RNPH guarantee the GE Credit Agreement. The obligations under the GE Credit Agreement and the subsidiary guarantees thereof are secured by the same collateral securing the Notes, which includes substantially all the assets of the Partnership and its subsidiaries. After the occurrence and during the continuation of an event of default, proceeds of any collection, sale, foreclosure or other realization upon any collateral will be applied to repay obligations under the GE Credit Agreement and the subsidiary guarantees thereof to the extent secured by the collateral before any such proceeds are applied to repay obligations under the Notes.

The GE Credit Agreement contains a number of customary representations and warranties, affirmative and negative covenants and events of default. The covenants include, among other things, compliance with environmental laws, limitations on the incurrence of indebtedness and liens, the making of investments, the sale of assets and the making of restricted payments. In the event that less than 30% of the commitment amount is available for borrowing on any distribution date, in order to make a distribution on such date (a) the Partnership must maintain a first lien leverage ratio no greater than 1.0 to 1.0 and (b) the sum of (i) the undrawn amount under the GE Credit Facility and (ii) cash maintained by the Partnership and its subsidiaries in collateral deposit accounts must be at least $5 million, in each case on a pro forma basis. In addition, before the Partnership can make distributions, there cannot be any default under the GE Credit Agreement. The GE Credit Agreement also contains a requirement that the Partnership maintain a first lien leverage ratio not to exceed 1.0 to 1.0 (a) at the end of each fiscal quarter where less than 30% of the commitment amount is available for drawing under the GE Credit Facility or (b) a default has occurred and is continuing.
As of December 31, 2015, the Partnership was in compliance with all covenants under the Notes and the GE Credit Agreement.
Debt consists of the following:

	As of December 31,
	2015	2014
	(in thousands)
Notes	$320,000	$320,000
GE Credit Agreement	34,500	15,000
Total debt	354,500	335,000
Less: Debt issuance costs	(6,925)	(8,315)
Less: Current portion	—	—
Long-term debt	$347,575	$326,685

Future maturities of the total debt are as follows (in thousands):

For the Years Ending December 31,
2016	$—
2017	—
2018	—
2019	34,500
2020	—
Thereafter	320,000
$354,500

Note 10 — Commitments and Contingencies
Natural Gas Forward Purchase Contracts
The Partnership’s policy and practice are to enter into fixed-price forward purchase contracts for natural gas in conjunction with contracted nitrogen fertilizer product sales in order to substantially fix gross margin on those product sales contracts. The Partnership may also enter into a limited amount of additional fixed-price forward purchase contracts for natural gas in order to reduce monthly and seasonal natural gas price volatility. The Partnership occasionally enters into index-price contracts for the purchase of natural gas. The Partnership has entered into multiple natural gas forward purchase contracts for various delivery dates through May 31, 2016. Commitments for natural gas purchases consist of the following:

	As of December 31,
	2015	2014
	(in thousands, except weighted average rate)
MMBtus under fixed-price contracts	2,580	3,188
MMBtus under index-price contracts	—	540
Total MMBtus under contracts	2,580	3,728
Commitments to purchase natural gas	$8,131	$15,568
Weighted average rate per MMBtu based on the fixed rates and the indexes applicable to each contract	$3.15	$4.18

As of December 31, 2015, deposits against these forward gas contracts were $0.6 million. During January and February 2016, the Partnership entered into additional fixed-quantity forward purchase contracts at fixed and indexed prices for various delivery dates through February 29, 2016. The total MMBtus associated with these additional forward purchase contracts are 0.7 million and the total amount of the purchase commitments is $1.5 million, resulting in a weighted average rate per MMBtu of $2.20 in these new commitments. The Partnership is required to make additional prepayments under these forward purchase contracts in the event that market prices fall below the purchase prices in the contracts.
Operating Leases
The Partnership has various operating leases of real and personal property which expire through April 2020. Total lease expense for the year ended December 31, 2015 was $3.9 million, for the year ended December 31, 2014 was $3.5 million and $1.0 million for the year ended December 31, 2013.
Future minimum lease payments as of December 31, 2015 are as follows (in thousands):

For the Years Ending December 31,
2016	$3,139
2017	1,067
2018	59
2019	40
2020	10
$4,315

Litigation
The Partnership is party to litigation from time to time in the normal course of business. The Partnership accrues liabilities related to litigation only when it concludes that it is probable that it will incur costs related to such litigation, and can reasonably estimate the amount of such costs. In cases where the Partnership determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss, if such estimate can be made. The outcome of the Partnership’s current material litigation matters are not estimable or probable. The Partnership maintains insurance to cover certain actions and believes that resolution of its current litigation matters will not have a material adverse effect on the Partnership’s financial statements.
Litigation Relating to the CVR Transaction
On August 29, 2015, Mike Mustard, a purported unitholder of the Partnership, filed a class action complaint on behalf of the public unitholders of the Partnership against the Partnership, the General Partner, Rentech Nitrogen Holdings, Inc., Rentech, CVR Partners, DSHC, LLC, Lux Merger Sub 1 LLC (“Merger Sub 1”) and Lux Merger Sub 2 LLC (“Merger Sub 2”), and the members of the General Partner’s board of directors, in the Court of Chancery of the State of Delaware (the “Mustard Lawsuit”). On October 6, 2015, Jesse Sloan, a purported unitholder of the Partnership, filed a class action complaint on behalf of the public unitholders of the Partnership against the Partnership, the General Partner, CVR Partners, Merger Sub 1, Merger Sub 2 and members of the General Partner’s board of directors in the U.S. District Court for the Northern District of California (the “Sloan Lawsuit” and together with the Mustard Lawsuit, the “Lawsuits”).
The Lawsuits allege, among other things, that the consideration offered by CVR Partners is unfair and inadequate and that, by pursuing the proposed transaction with CVR Partners, the Partnership’s directors have breached their contractual and fiduciary duties to the Partnership’s unitholders.  The Lawsuits also allege that the non-director defendants aided and abetted the director defendants in their purported breach of contractual and fiduciary duties. Furthermore, the Sloan Lawsuit alleges that the registration statement filed with the SEC with respect to the transaction fails to disclose material information leading up to the Merger, fails to disclose or contains misleading disclosures concerning Morgan Stanley & Co. LLC’s financial analyses and fails to disclose or contains misleading disclosure concerning financial projections. The Lawsuits seek to enjoin the Merger.
On February 1, 2016, plaintiffs and defendants entered into a memorandum of understanding (“MOU”) providing for the proposed settlement of the lawsuits. While the defendants believe that no supplemental disclosure is required under applicable laws, in order to avoid the burden and expense of further litigation, they have agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed mergers, all of which were disclosed in a Form 8-K filed by the Partnership with the SEC on February 2, 2016. The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Partnership’s unitholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the Central District of California (the “Court”) will consider the fairness, reasonableness and adequacy of the proposed settlement. If the proposed settlement is finally approved by the Court, it will resolve and release all claims by unitholders of the Partnership challenging any aspect of the proposed mergers, the merger agreement and any disclosure made in connection therewith, including in the definitive proxy statement, pursuant to terms that will be disclosed to such unitholders prior to final approval of the proposed settlement. In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court for an award of attorneys’ fees and expenses to be paid by the Partnership or its successor. The proposed settlement is also contingent upon, among other things, the mergers becoming effective under Delaware law. There can be no assurance that the Court will approve the proposed settlement contemplated by the MOU. In the event that the proposed settlement is not approved and such conditions are not satisfied, the defendants will continue to vigorously defend against the allegations in the lawsuits.
Regulation
The Partnership’s business is subject to extensive and frequently changing federal, state and local, environmental, health and safety regulations governing a wide range of matters, including the emission of air pollutants, the release of hazardous substances into the environment, the treatment and discharge of waste water and the storage, handling, use and transportation of the Partnership’s fertilizer products, raw materials, and other substances that are part of our operations. These laws include the Clean Air Act (the “CAA”), the federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, and various other federal, state and local laws and regulations. The laws and regulations to which the Partnership is subject are complex, change frequently and have tended to become more stringent over time. The ultimate impact on the Partnership’s business of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that the Partnership’s operations may change over time and certain implementing regulations for laws, such as the CAA, have not yet been finalized, are under governmental or judicial review or are being revised. These laws and regulations could result in increased capital, operating and compliance costs.
The Partnership entered into a settlement agreement with the Illinois Environmental Protection Agency in August 2013 requiring it to connect a device at the East Dubuque Facility to an ammonia safety flare by December 1, 2015, which it did. The cost of the project required by the settlement agreement was $0.4 million.
The Partnership negotiated a settlement agreement with Region 6 of the Environmental Protection Agency relating to an ammonia release that occurred at the Pasadena Facility on April 20, 2014. The penalty required by the settlement agreement was $0.1 million.
Environmental
The Pasadena Facility was used for phosphoric acid production until 2011, which resulted in the creation of a number of phosphogypsum stacks at the Pasadena Facility. Phosphogypsum stacks are composed of the mineral processing waste that is the byproduct of the extraction of phosphorous from mineral ores. Certain of the stacks also have been or are used for other waste materials and wastewater. Applicable environmental laws extensively regulate phosphogypsum stacks.
The Environmental Protection Agency reached a consent agreement and final order (“CAFO”) with ExxonMobil in September 2010 making ExxonMobil responsible for closure of the stacks, proper disposal of process wastewater related to the stacks and other expenses. In addition, the asset purchase agreement between a subsidiary of Agrifos and ExxonMobil, or the 1998 APA, pursuant to which the subsidiary purchased the Pasadena Facility in 1998, also makes ExxonMobil liable for closure and post-closure care of the stacks, with certain limitations relating to use of the stacks after the date of the agreement, including the limitations that remediation and demolition debris not be despoited on “stack 1” and that any naturally occurring radioactive material (“NORM”) deposited on stack 1 not be commingled with NORM deposited by ExxonMobil and be removed prior to closure of stack 1. Although ExxonMobil has expended significant funds and resources relating to the closures, we cannot assure you that ExxonMobil will remain able and willing to complete closure and post-closure care of the stacks in the future, including as a result of actions taken by Agrifos prior to the closing of the Agrifos Acquisition (such as if Agrifos deposited remediation or demolition debris on stack 1, or commingled its NORM with ExxonMobil’s NORM on stack 1). As of January 2016, ExxonMobil estimated that its total outstanding costs associated with the closures and long-term maintenance, monitoring and care of the stacks will be $51.2 million over the next 50 years. However, the actual amount of such costs could be in excess of this amount.
As discussed above, the costs of closure and post-closure care of the stacks will be substantial. If the Partnership becomes financially responsible for the costs of closure of the stacks, this would have a material adverse effect on its business and cash flow.
In addition, the soil and groundwater at the Pasadena Facility is pervasively contaminated. The facility has produced fertilizer since as early as the 1940s, and a large number of spills and releases have occurred at the facility, many of which involved hazardous substances. Furthermore, naturally occurring and other radioactive contaminants have been discovered at the facility in the past, and asbestos-containing materials currently exist at the facility. In the past there have been numerous instances of weather events which have resulted in flooding and releases of hazardous substances from the facility. The Partnership cannot assure you that past environmental investigations at the facility were complete, and there may be other contaminants at the facility that have not been detected. Contamination at the Pasadena Facility has the potential to result in toxic tort, property damage, personal injury and natural resources damages claims or other lawsuits. Further, regulators may require investigation and remediation at the facility in the future at significant expense.ExxonMobil submitted Affected Property Assessment Reports, or APARs, under the Texas Risk Reduction Program to the Texas Commission on Environmental Quality, or the TCEQ, beginning in 2011 for the plant site and phosphogypsum stacks at the Pasadena Facility. The APARs identify instances in which various regulatory limits for numerous hazardous materials in both the soil and groundwater at the plant site and in the vicinity of the stacks have been exceeded. TCEQ is requiring ExxonMobil to perform significant additional investigative work as part of the APAR process. The TCEQ may also require further remediation of the contamination at the Pasadena Facility. The TCEQ or other regulatory agencies may hold us responsible for certain of the contamination at the Pasadena Facility or ExxonMobil may seek indemnification from the Pasadena Facility for contamination they believe was caused by our operations.
In the past, governmental authorities have alleged or determined that the Pasadena Facility has been in substantial noncompliance with environmental laws and the Pasadena Facility has been the subject of numerous regulatory enforcement actions. The facility has also been subject to a number of past or current governmental enforcement actions, consent agreements, orders, and lawsuits, including, as examples, actions concerning the closure of the phosphogypsum stacks at the facility, the release of process water and wastewater, emissions of oxides of sulfuric acid mist, releases of ammonia and other hazardous substances, various alleged Clean Water Act and Resource Conservation and Recovery Act violations, the potential for off-site contamination, and other matters. In the future, the Partnership may be required to expend significant funds to attain or maintain compliance with environmental laws. Regulatory findings of noncompliance could trigger sanctions, including monetary penalties, require installation of control or other equipment or other modifications, adverse permit modifications, the forced curtailment or termination of operations or other adverse impacts.
The costs the Partnership may incur in connection with the matters described above are not reasonably estimable and could be material. Subject to the terms and conditions of the 1998 APA, the Partnership is entitled to indemnification from ExxonMobil for certain losses relating to environmental matters relating to the facility and arising out of conditions present prior to our acquisition of the facility. However, the Partnership’s right to indemnification under this agreement is subject to important limitations, and it cannot assure you it will be able to obtain payment from ExxonMobil on a timely basis, or at all. Depending on the amount of the costs the Partnership may incur for such matters in a given period, this could have a material adverse effect on the results of its business and cash flow. The purchaser of the Pasadena Facility will assume liabilities for any environmental claims that may arise with respect to the Pasadena Facility, including in connection with the matters described above and it will also have the same indemnification rights from ExxonMobil that we had.
The Partnership believes it is remote that ExxonMobil will not be able to meet its obligations under the 1998 APA and, therefore, it has not recorded any liabilities associated with these environmental issues.

Note 11 — Partners’ Capital and Partnership Distributions

The Partnership had 195,355 unit-settled phantom units outstanding as of December 31, 2015 and 219,858 unit-settled phantom units outstanding as of December 31, 2014. Each outstanding phantom unit entitles the holder to payments in amounts equal to any distributions made to an outstanding unit by the Partnership. Payments to outstanding phantom units are not subtracted from operating cash flow in the calculation of cash available for distribution, but the payments made to phantom unitholders are recorded as distributions for accounting purposes. For information on the announcement of cash distributions refer to “Note 18 —  Subsequent Events”.
The following is a summary of cash distributions paid to common unitholders and holders of phantom units during the years ended December 31, 2015 and 2014 for the respective quarters to which the distributions relate:

	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	Total Cash Distributions Paid in 2015
	(in thousands, except for per unit amounts)
Distribution to common unitholders - affiliates	$6,975	$8,370	$23,250	$5,813	$44,408
Distribution to common unitholders - non-affiliates	4,763	5,714	15,884	3,971	30,332
Total amount paid	$11,738	$14,084	$39,134	$9,784	$74,740
Per common unit	$0.30	$0.36	$1.00	$0.25	$1.91
Common and phantom units outstanding	39,127	39,121	39,134	39,134

	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	Total Cash Distributions Paid in 2014
	(in thousands, except for per unit amounts)
Distribution to common unitholders - affiliates	$1,162	$1,861	$3,022	$1,163	$7,208
Distribution to common unitholders - non-affiliates	792	1,266	2,060	789	4,907
Total amount paid	$1,954	$3,127	$5,082	$1,952	$12,115
Per common unit	$0.05	$0.08	$0.13	$0.05	$0.31
Common and phantom units outstanding	39,081	39,081	39,098	39,030

Shelf Registration Statement
The Partnership and Finance Corporation filed a shelf registration statement with the SEC, which allowed for the offer and sale of up to $500 million in the aggregate of securities comprised of (i) $265.5 million of common units and debt securities to be offered and sold by the Partnership in primary offerings and (ii) up to 12.5 million common units to be offered and sold by RNHI in secondary offerings. The debt securities may be issued by the Partnership and co-issued by Finance Corporation, and may be guaranteed by one or more of the Partnership’s subsidiaries. Each subsidiary guarantor of the debt securities would be exempt from reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 12h-5 under the Exchange Act. The Partnership has no independent assets or operations, the guarantees of its subsidiary guarantors are joint and several and full and unconditional, subject to customary automatic release provisions. The Partnership’s subsidiaries other than its subsidiary guarantors are minor and there are no significant restrictions on the Partnership’s ability or the ability of any subsidiary guarantor to obtain funds from its subsidiaries.

Note 12 — Long-Term Incentive Equity Awards and Other Equity Based Compensation
The General Partner’s officers, employees and non-employee directors, as well as other key employees of Rentech, the indirect parent of the General Partner, and certain of the Partnership’s other affiliates who make significant contributions to its business, are eligible to receive awards under the Rentech Nitrogen Partners, L.P. 2011 Long-Term Incentive Plan (“LTIP”), thereby linking the recipients’ compensation directly to the Partnership’s performance. The LTIP provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, 3,825,000 common units are reserved for issuance pursuant to awards under the LTIP.
The accounting guidance requires all share-based payments to be recognized in the statement of operations, based on their fair values. Some grants under the LTIP are marked to market at each reporting date. Most grants have graded vesting provisions where an equal number of shares vest on each anniversary of the grant date. Rentech and RNP allocate the total compensation cost on a straight-line attribution method over the requisite service period. Equity based compensation expense that the Partnership records is included in selling, general and administrative expense.
During the years ended December 31, 2015, 2014 and 2013, charges associated with all equity-based grants issued by RNP under the LTIP were recorded as follows:

	For the Years Ended December 31,
	2015	2014	2013
	(in thousands)
Unit-based compensation expense	$1,075	$1,283	$1,460
Phantom unit transactions during the years ended December 31, 2015, 2014 and 2013 are summarized as follows:

	Number of shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 31, 2012	154,938	$23.78	$5,839,626
Granted	116,508	18.71
Vested and Settled in Shares	(49,409)	(23.42)
Vested and Surrendered for Withholding Taxes Payable	(27,127)	(21.75)
Canceled / Expired	(1,278)	(35.14)
Outstanding at December 31, 2013	193,632	$20.97	$3,407,929
Granted	160,088	10.93
Vested and Settled in Shares	(83,471)	(20.68)
Vested and Surrendered for Withholding Taxes Payable	(35,342)	(20.91)
Canceled / Expired	(15,049)	(24.79)
Outstanding at December 31, 2014	219,858	$11.33	$2,310,711
Granted	91,964	10.42
Vested and Settled in Shares	(72,237)	(15.69)
Vested and Surrendered for Withholding Taxes Payable	(25,267)	(15.94)
Canceled / Expired	(18,963)	(15.80)
Outstanding at December 31, 2015	195,355	$11.07	$2,070,605

During the year ended December 31, 2015, the Partnership issued 91,964 unit-settled phantom units (which entitle the holder to distribution rights during the vesting period) covering the Partnership’s common units. 78,634 of the phantom units are time-vested awards that vest in three equal annual installments, subject to continued service through the applicable vesting date. 4,450 of the phantom units were time-vested awards issued to the directors that will vest on the one-year anniversary of the grant date, subject to continued service through the applicable vesting date. The phantom unit grants resulted in unit-based compensation expense of $0.9 million for the year ended December 31, 2015.
As of December 31, 2015, there was $1.7 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements from previously granted phantom units. That cost is expected to be recognized over a weighted-average period of 2.6 years.
During the year ended December 31, 2015, the Partnership issued a total of 8,880 common units which were fully vested at date of grant. The common units were issued to the directors and resulted in unit-based compensation expense of $0.1 million.

Note 13 — Employee Benefit Plans
Defined Contribution Plans
Salaried employees participate in Rentech’s 401(k) plan while union employees at the East Dubuque Facility participate in the RNLLC’s 401(k) plan and union employees at the Pasadena Facility participate in RNPLLC’s 401(k) plan. Salaried employees who are at least 18 years of age and have 60 days of service are eligible to participate in Rentech’s plan on the first of the month following 60 days and share in the employer matching contribution. During 2015, Rentech matched 100% of the first 3% and 50% of the next 3% of the Rentech plan participant’s salary deferrals. Participants are fully vested in both matching and any discretionary contributions made to the plan by Rentech. Union employees at the East Dubuque Facility who are at least 18 years of age and have been employed by RNP for 120 days are eligible to participate in RNLLC’s plan.
Union employees at the East Dubuque Facility hired before October 20, 1999 receive an RNLLC contribution of 4% of compensation and an RNLLC match of 50% of the first 2% of the participant’s salary deferrals. Union employees hired after October 19, 1999 receive an RNLLC matching contribution of 100% of the first 2% of the participant’s salary deferrals and then 75% of the next 4% of the participant’s salary deferrals. Participants are fully vested in both matching and any discretionary contributions made to the plan by RNLLC.
Union employees at the Pasadena Facility who are at least 18 years of age and are employed by RNPLLC during entry dates of April 1st or October 1st of the applicable year are eligible to participate in RNPLLC’s plan. Union employees receive an RNPLLC contribution of 2% of compensation and an RNPLLC match of 100% of the first 2.5% of the participant’s salary deferrals. Participants are fully vested in all employer contributions made to the plan by RNPLLC.
RNLLC contributed to RNLLC’s 401(k) plan $0.5 million for the year ended December 31, 2015 and $0.6 million for each of the years ended December 31, 2014 and 2013. RNPLLC contributed to RNPLLC’s 401(k) plan $0.3 million for each of the years ended December 31, 2015 and 2014 and $0.2 million for the year ended December 31, 2013.
Pension and Postretirement Benefit Plans
Reporting and disclosures related to pension and other postretirement benefit plans require that companies include an additional asset or liability on the balance sheet to reflect the funded status of retirement and other postretirement benefit plans, and a corresponding after-tax adjustment to accumulated other comprehensive income.
The Partnership has two noncontributory pension plans (the “Pension Plans”), one of which covers hourly paid employees represented by collective bargaining agreements in effect at its Pasadena Facility and the other of which covers non-union hourly employees at its Pasadena Facility who have 1,000 hours of service during a year of employment.
The Partnership has a postretirement benefit plan (the “Postretirement Plan”) for certain employees at its Pasadena Facility. The plan provides a fixed dollar amount to supplement payment of eligible medical expenses. The amount of the supplement under the plan is based on years of service and the type of coverage elected (single or family members and spouses). Participants are eligible for supplements at retirement after age 55 with at least 20 years of service to be paid until the attainment of age 65 or another disqualifying event, if earlier.
The following tables summarize the projected benefit obligation, the assets and the funded status of the Pension Plans and the Postretirement Plan at December 31, 2015 and 2014:

	As of December 31, 2015		As of December 31, 2014
	Pension	Postretirement	Pension	Postretirement
	(in thousands)
Projected benefit obligation
Benefit obligation at beginning of year	$5,796	$927	$4,505	$853
Service cost	206	35	106	35
Interest cost	218	30	213	37
Actuarial (gain) loss	(500)	(94)	1,125	93
Actual benefit paid	(200)	(27)	(153)	(91)
Benefit obligation at end of year	5,520	871	5,796	927
Fair value of plan assets
Fair value of plan assets at beginning of year	5,025	—	4,927	—
Actual return on plan assets	(23)	—	251	—
Employer contributions	—	27	—	91
Actual benefit paid	(200)	(27)	(153)	(91)
Fair value of plan assets at end of year	4,802	—	5,025	—
Funded status at end of year	$(718)	$(871)	$(771)	$(927)
Amounts recognized in the consolidated balance sheet
Noncurrent assets	$19	$—	$—	$—
Current liabilities	—	(67)	—	(81)
Noncurrent liabilities	(737)	(804)	(771)	(846)
	$(718)	$(871)	$(771)	$(927)

As of December 31, 2015 and 2014, the accumulated benefit obligation equaled the projected benefit obligation.
The components of net periodic benefit cost and other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2015, 2014 and 2013:

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014		For the Year Ended December 31, 2013
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
	(in thousands)
Net periodic benefit cost
Service cost	$206	$35	$106	$35	$137	$43
Interest cost	218	30	213	37	194	43
Expected return on plan assets	(296)	—	(289)	—	(260)	—
Amortization of prior service cost	—	22	—	22	—	22
Amortization of net gain	—	(13)	(54)	(16)	(5)	—
Net periodic pension costs	$128	$74	$(24)	$78	$66	$108
Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net actuarial (gain) loss	$(181)	$(94)	$1,163	$93	$(893)	$(233)
Recognized actuarial gain	—	13	54	16	5	—
Prior service cost	—	—	—	—	—	—
Recognized prior service cost	—	(22)	—	(22)	—	(22)
Total recognized in other comprehensive (income) loss	$(181)	$(103)	$1,217	$87	$(888)	$(255)

Accumulated other comprehensive income at December 31, 2015, 2014 and 2013 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014		For the Year Ended December 31, 2013
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
	(in thousands)
Net gain	$(295)	$(260)	$(114)	$(178)	$(1,332)	$(287)
Prior service cost	—	265	—	287	—	310
	$(295)	$5	$(114)	$109	$(1,332)	$23

The expected portion of the accumulated other comprehensive loss expected to be recognized as a component of net periodic benefit cost in 2016 is $0 for the Pension Plans and $10,000 for the Postretirement Plan.
Weighted average assumptions used to determine benefit obligations:

	As of December 31, 2015		As of December 31, 2014		As of December 31, 2013
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
Discount rate	4.2%	4.0%	4.0%	3.9%	4.8%	4.7%

Weighted average assumptions used to determine net pension cost:

	For the Year Ended December 31, 2015		For the Year Ended December 31, 2014		For the Year Ended December 31, 2013
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
Discount rate	4.0%	3.9%	4.8%	4.7%	4.1%	4.0%
Expected rate of return on assets	6.0%	N/A	6.0%	N/A	6.0%	N/A
Determination of the Expected Long-Term Rate of Return on Assets
The overall expected long-term rate of return on assets assumption is based on the long-term target asset allocation for plan assets and capital markets return forecasts for asset classes employed. A portion of the asset returns are subject to taxation, so the expected long-term rate of return for these assets is determined on an after-tax basis. The GAAP gain/loss methodology provides that differences between expected and actual returns are recognized over the average future service of employees.

	Postretirement As of December 31,
	2015	2014	2013
Health care cost trend: initial	N/A	9.00%	7.25%
Health care cost trend: ultimate	N/A	5.00%	5.00%
Year ultimate reached	N/A	2,025,000	2,023,000

As of December 31, 2015, there were no mining retirees entitled to medical coverage, and there will not be any future mining retirees entitled to medical coverage since there are no active mining participants in the Postretirement Plan. Therefore, medical trend rates are no longer relevant.

	As of December 31, 2015		As of December 31, 2014
	Target Allocation	Percentage of Pension Plan Assets 2015	Target Allocation	Percentage of Pension Plan Assets 2014
Asset Category
Equity securities	50%	52%	50%	52%
Debt securities	50%	48%	50%	48%

The goals of the Pension Plans’ asset investment strategy are to:

1)	Provide benefits to the participants and their beneficiaries and defray the reasonable expenses of administering the Pension Plans.

2)	Contribute the amounts necessary to maintain the Pension Plans on a sound actuarial basis and to satisfy the minimum funding standards established by law.

3)
Invest without distinction between principal and income and in such securities or property, real or personal, wherever situated, including, but not limited to, stocks, common or preferred, bonds and other evidence of indebtedness or ownership, and real estate or any interest therein, taking into consideration the short and long-term financial needs of the Pension Plans.

The Pension Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974, as amended, and any applicable regulations and laws.
The pension plan assets are deemed to be Level 1 financial instruments at December 31, 2015 and 2014. The fair value of such assets had been determined based on market prices. The fair value of the pension plan assets consist of the following at December 31, 2015 and 2014 (in thousands):

	As of December 31,
	2015	2014
	(in thousands)
Mutual funds - equity	$2,560	$2,671
Mutual funds - fixed income	2,051	2,151
Other	191	203
Fair value of plan assets	$4,802	$5,025

The Partnership expects to contribute $0 to the Pension Plans and $67,000 to the Postretirement Plan, in 2016.
Expected Future Benefit Payments:

	Pension	Postretirement
	(in thousands)
2016	$194	$67
2017	199	79
2018	211	70
2019	237	49
2020	247	36
2021 - 2025	1,287	172

Note 14 — Income Taxes
For the year ended December 31, 2015, the Partnership recorded a state income tax expense of $0.1 million on income attributable to the Partnership, most of which is attributable to Texas Margin Tax due to the Texas Comptroller.
For the year ended December 31, 2014, the Partnership recorded a state income tax expense of $0.02 million on income attributable to the Partnership, most of which is attributable to Texas Margin Tax due to the Texas Comptroller.
For the year ended December 31, 2013, the Partnership recorded a state income tax benefit of $0.1 million on income attributable to the Partnership, $0.2 million of which is attributable to replacement tax for the Illinois Department of Revenue partially offset by $0.1 million of tax expense attributable to Texas Margin Tax due to the Texas Comptroller.

Note 15 — Segment Information
The Partnership operates in two business segments, as described below.

•	East Dubuque – The operations of the East Dubuque Facility, which produces primarily ammonia and UAN.

•	Pasadena – The operations of the Pasadena Facility, which produces primarily ammonium sulfate.
The Partnership’s reportable operating segments have been determined in accordance with the Partnership’s internal management structure, which is organized based on operating activities. The Partnership evaluates performance based upon several factors, of which the primary financial measure is segment-operating income (loss).

	For the Years Ended December 31,
	2015	2014	2013
	(in thousands)
Revenues
East Dubuque	$201,344	$196,379	$177,700
Pasadena	139,387	138,233	133,675
Total revenues	$340,731	$334,612	$311,375
Gross profit (loss)
East Dubuque	$96,106	$74,785	$80,883
Pasadena	4,656	(14,308)	(9,529)
Total gross profit	$100,762	$60,477	$71,354
Selling, general and administrative expenses
East Dubuque	$4,630	$4,165	$4,576
Pasadena	3,937	5,078	4,764
Total segment selling, general and administrative expenses	$8,567	$9,243	$9,340
Depreciation and amortization
East Dubuque	$280	$194	$191
Pasadena	755	1,315	3,886
Total segment depreciation and amortization recorded in operating expenses	1,035	1,509	4,077
East Dubuque	17,997	15,718	9,048
Pasadena	5,902	7,030	4,187
Total depreciation and amortization recorded in cost of sales	23,899	22,748	13,235
Total segment depreciation and amortization	$24,934	$24,257	$17,312
Other operating expenses
East Dubuque	$410	$537	$806
Pasadena	160,622	27,207	30,029
Total segment other operating expenses	$161,032	$27,744	$30,835
Operating income (loss)
East Dubuque	$90,786	$69,888	$75,310
Pasadena	(160,658)	(47,907)	(48,208)
Total segment operating income (loss)	$(69,872)	$21,981	$27,102
Interest expense
East Dubuque	$69	$85	$—
Pasadena	—	—	8
Total segment interest expense	$69	$85	$8
Net income (loss)
East Dubuque	$90,770	$69,803	$75,244
Pasadena	(159,278)	(47,925)	(48,357)
Total segment net income (loss)	$(68,508)	$21,878	$26,887
Reconciliation of segment net income (loss) to consolidated net income (loss):
Segment net income (loss)	$(68,508)	$21,878	$26,887
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(11,227)	(8,768)	(7,945)
Partnership and unallocated income (expenses) recorded as other income (expense)	(159)	4,800	(1,081)
Unallocated interest expense and loss on interest rate swaps	(21,632)	(18,972)	(14,096)
Income tax benefit	—	—	303
Consolidated net income (loss)	$(101,526)	$(1,062)	$4,068

	As of
	December 31, 2015	December 31, 2014
	(in thousands)
Total assets
East Dubuque	$192,768	$186,508
Pasadena	39,429	193,737
Total segment assets	$232,197	$380,245
Reconciliation of segment total assets to consolidated total assets:
Segment total assets	$232,197	$380,245
Partnership and other	9,173	25,756
Consolidated total assets	$241,370	$406,001

	For the Years Ended December 31,
	2015	2014	2013
	(in thousands)
Capital expenditures
East Dubuque	$28,105	$24,872	$57,981
Pasadena	10,225	46,791	32,307
Partnership and other	—	—	—
Total capital expenditures	$38,330	$71,663	$90,288

Note 16 — Net Income (Loss) Per Common Unit
The following table sets forth the computation of basic and diluted net income per common unit.

	For the Years Ended December 31,
	2015	2014	2013
	(in thousands, except for per unit data)
Numerator:
Net income (loss)	$(101,526)	$(1,062)	$4,068
Less: Income allocated to unvested units	397	60	366
Net income (loss) allocated to common unitholders	$(101,923)	$(1,122)	$3,702
Denominator:
Weighted average common units outstanding	38,924	38,898	38,850
Effect of dilutive units:
Phantom units	—	—	95
Diluted units outstanding	38,924	38,898	38,945
Basic net income (loss) per common unit	$(2.62)	$(0.03)	$0.10
Diluted net income (loss) per common unit	$(2.62)	$(0.03)	$0.10

For the years ended December 31, 2015, 2014 and 2013, 195,000, 220,000 and zero phantom units, respectively, were excluded from the calculation of diluted net income (loss) per common unit because their inclusion would have been anti-dilutive.

Note 17 — Selected Quarterly Financial Data (Unaudited)
Selected unaudited condensed financial information for the years ended December 31, 2015 and 2014 is presented in the tables below (in thousands, except per share data).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the 2015 year
Revenues	$69,174	$109,853	$84,323	$77,381
Gross profit	$18,783	$44,726	$19,362	$17,891
Operating income (loss)	$14,022	$(62,067)	$(19,949)	$(13,105)
Income (loss) before income taxes	$8,991	$(66,202)	$(25,533)	$(18,715)
Net income (loss)	$8,953	$(66,211)	$(25,514)	$(18,754)
Net income (loss) per common unit - Basic	$0.23	$(1.70)	$(0.66)	$(0.48)
Net income (loss) per common unit - Diluted	$0.23	$(1.70)	$(0.66)	$(0.48)
For the 2014 year
Revenues	$56,280	$113,609	$84,163	$80,560
Gross profit	$13,764	$28,219	$6,688	$11,806
Operating income (loss)	$8,159	$(4,090)	$2,181	$6,963
Income (loss) before income taxes	$3,155	$(8,899)	$(3,078)	$7,778
Net income (loss)	$3,125	$(8,924)	$(3,105)	$7,842
Net income (loss) per common unit - Basic	$0.08	$(0.23)	$(0.08)	$0.20
Net income (loss) per common unit - Diluted	$0.08	$(0.23)	$(0.08)	$0.20

The loss before income taxes during the three months ended December 31, 2015 was primarily attributable to the asset impairment of $26.3 million relating to the Pasadena Facility and the write-down of the Pasadena Facility’s inventory of $0.6 million.

The income before income taxes during the three months ended December 31, 2014 was primarily attributable to (i) higher sales prices for ammonia, UAN and ammonium sulfate; and (ii) the Agrifos settlement income of $5.6 million, partially offset by (a) a loss on gas derivatives of $3.1 million; and (b) write-down of inventory of $1.5 million.

Note 18 — Subsequent Events
Distributions
On February 15, 2016, the Partnership announced a cash distribution to its common unitholders for the period October 1, 2015 through and including December 31, 2015 of $0.10 per common unit which resulted in total distributions in the amount of $3.9 million, including payments to phantom unitholders. The cash distribution was paid on February 29, 2016 to unitholders of record at the close of business on February 25, 2016.
Sale of Pasadena Facility
On March 14, 2016, the Partnership completed the sale of the Pasadena Facility to IOC. The transaction calls for an initial cash payment to the Partnership of $5.0 million and a cash working capital adjustment, which is expected to be approximately $6.0 million, after confirmation of the amount within ninety days of the closing of the transaction. The purchase agreement also includes a milestone payment which would be paid to the Partnership unitholders equal to 50% of the facility’s EBITDA, as defined in the purchase agreement, in excess of $8.0 million cumulatively earned over the next two years. With the sale of the Pasadena Facility, the Partnership has satisfied all of the material conditions necessary to close the Merger, which is expected to close on or about March 31, 2016.
The Partnership expects to set a record date prior to closing the pending merger between the Partnership and CVR Partners for the distribution to its unitholders of the $5.0 million initial cash payment, net of estimated transaction-related fees of approximately $0.6 million. The distribution of the cash working capital adjustment, the milestone payment and any other additional cash payments made by IOC relating to the purchase of the Pasadena Facility will be made to the Partnership’s unitholders within a reasonable time shortly after receiving such cash payments. the Partnership expects to set a separate record date immediately prior to the closing of the pending merger between the Partnership and CVR Partners for the distribution of purchase price adjustment rights representing the right to receive these additional cash payments if and to the extent made.